IMMEDIATE RELEASE

TOWNSQUARE TO ACQUIRE NORTH AMERICAN MIDWAY ENTERTAINMENT
Largest Provider of Rides, Games and Food Concessions to Fairs and Festivals in North America
Combination Creates Powerful Portfolio of Approximately 650 Family Friendly Live Events

Greenwich, CT - August 17, 2015 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare” or the “Company”) announced today that it has entered into a definitive purchase agreement to acquire North American Midway Entertainment, LLC (“NAME”), the largest provider of rides, games and food concessions in North America, for approximately $75.5 million, subject to certain working capital and other adjustments. In connection with the acquisition, NAME’s management team will join Townsquare and will continue to lead the business as a part of Townsquare’s Live Events division.

“We are excited to partner with NAME’s management team and add NAME’s market leading mobile amusement parks to our Live Events portfolio,” commented Townsquare Chairman and Chief Executive Officer Steven Price. “Nearly half of NAME’s current events are within 100 miles of a Townsquare market and fit squarely within our core stated strategy of providing affordable, family-friendly entertainment content.”

Mr. Price continued, “This acquisition furthers our efforts to diversify our product offerings and increase our non-advertising based revenue, allowing us to offer more multi-channel, cross platform content opportunities to our consumers and business clients.”

Formed in 2004, NAME entertains more than 15 million people on an annual basis as the owner and operator of amusement attractions including over 200 state-of-the-art rides, custom-designed food concessions and family-oriented games at approximately 150 fairs per year across the United States and Canada. NAME maintains a strong reputation for ride quality, on-site execution and safety that has enabled it to secure long-term agreements to operate at 10 of North America’s largest 50 fairs, including: the Eastern States Exposition, Canadian National Exposition, Calgary Stampede, Indiana State Fair, Illinois State Fair, K-Days Edmonton, Mississippi State Fair, Miami-Dade County Fair and Expo, Kentucky State Fair and South Carolina State Fair. NAME events overlap with Townsquare markets in Indiana, Iowa, Illinois, Michigan, Alabama, Texas, Louisiana and Massachusetts.

Townsquare entertains nearly one million people per year across a diverse set of approximately 500 live events, many of which are focused on affordable, family friendly entertainment. Townsquare’s Live Events business operates in four principal verticals: music festivals (including the largest collection of country music and camping festivals in North America), participatory athletic events, lifestyle events and B2B/B2C expos. The Company's portfolio includes WE Fest, the largest country music and camping festival in the world; the Insane Inflatable 5K, one of the fastest growing obstacle race series in North America; and America on Tap, the only nationwide craft and premium beer festival series in the United States. The majority of Townsquare’s live events are held in and around the Company’s small and mid-sized markets. Following the consummation of the acquisition, NAME will operate as a new vertical within Townsquare's Live Events business, and its financial results will be reported in the Live Events segment.

For the year ended December 31, 2014, NAME generated revenue and Adjusted EBITDA of $92.9 million and $11.2 million, respectively. Pro forma for the acquisition, Live Events will represent approximately 30% of Townsquare’s pro forma net revenue for the year ended December 31, 2014. The Company expects this acquisition will be accretive to 2015 pro forma earnings per share.

Danny Huston, Co-Chief Executive Officer of NAME commented, “We believe this is a powerful combination: our experience and history as a leading provider of amusements in North America coupled with the additional products, services and resources of Townsquare.”

Added Jeff Blomsness, Co-Chief Executive Officer of NAME, “Our management team is delighted to join forces with Townsquare, and we look forward to continuing to provide best-in-class service and products to our customers for years to come.”

Under the terms of the definitive agreement, Townsquare will acquire all of the issued and outstanding membership interests of NAME from the shareholders of the Heartland Group LLC for total consideration of $75.5 million, $5.5 million of which will be comprised of Townsquare Class A common stock. Townsquare expects to finance the remaining consideration through a combination of secured debt financing and cash on hand. The acquisition has been approved by the Boards of Directors of both companies, and is expected to close in the third quarter.

The NAME acquisition is consistent with Townsquare’s investment thesis and fundamental strategy

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Fits Squarely with Townsquare’s Core Operating Philosophies. NAME offers affordable, family friendly, outdoor entertainment to consumers, many of which are in middle America, similar to Townsquare’s own live event offerings. Fairs will be a new vertical in Townsquare’s Live Events business, alongside existing event verticals.

•	Compelling Financial Benefits. The acquisition and financing thereof are expected to result in a reduction to pro forma leverage and are expected to be accretive to 2015 pro forma earnings per share.

•	Market Leading Operator. NAME operates at 10 of North America’s largest 50 fairs and maintains the largest market share in the industry, meaningfully larger than that of its closest competitor.

•	Stable, Recurring Revenue Base. NAME’s revenue base is derived from long term contracts with fair organizers, many of which span decades.

•	Terrific Management Team with Strong Reputation for On-Site Execution and Safety. Danny Huston and Jeff Blomsness lead a renowned and well respected management team with deep ties to fair organizers.

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Combination Benefits. Nearly half of NAME’s events are located within 100 miles of a Townsquare market, allowing the Company to utilize its on-air and online assets to drive awareness and attendance at events. Additionally, Townsquare has identified several incremental revenue opportunities expected to accelerate growth in the coming years. The combined company will enjoy the benefits of increased diversification resulting in less reliance on advertising revenue. Pro forma for the NAME acquisition, Live Events revenue contribution would represent approximately 30% for the year ended December 31, 2014.

A detailed presentation relating to the acquisition of NAME can be viewed at http://www.townsquaremedia.com/equity-investors/presentations.

About Townsquare Media, Inc.
Townsquare Media, Inc. is an integrated and diversified media and entertainment and digital marketing services company that owns and operates market leading radio stations, digital and social properties and live events in small and mid-sized markets across the United States, delivering national scale and expertise to the communities it serves on a local level. The Company owns and operates 310 radio stations, over 325 search engine and mobile-optimized local websites and approximately 500 live events in 66 small and mid-sized U.S. markets, making Townsquare Media the third largest owner of radio stations in the United States by number of radio stations owned. The Company supplements its local offerings with the nationwide reach of our owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted the largest audience among music focused digital advertising networks as of June 2015 as well as certain large scale live events. For more information, please visit www.townsquaremedia.com.

Forward Looking Statements
Statements in this press release that are not historical are forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon management’s current beliefs, expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. They contain words such as “believe,” “intend,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “goal,” “estimate,” “forecast,” “project,” “anticipate,” and similar expressions that are intended to identify forward-looking statements, and include statements about expectations for the Company’s operations, markets, products, services and financial results, among other things. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” and “Forward-Looking Statements” sections in the Company’s most recent Form 10-K, filed with the SEC on March 16, 2015, for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements. Unless otherwise required by applicable laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Investor Relations
Claire Yenicay (Messner)
(203) 900-5555
investors@townsquaremedia.com

The following table reconciles the net income of NAME on a GAAP basis, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Direct Profit and Adjusted EBITDA for the year ended December 31, 2014 (dollars in thousands):

Year Ended December 31, 2014
Net income	$4,270
Provision for income taxes	1,389
Interest expense	949
Depreciation and amortization	4,708
Foreign currency exchange (gain) loss	(307)
Other(a)	202
Direct Profit	11,211
Corporate expenses	—
Adjusted EBITDA	$11,211
(a) Other includes out of period legal settlements, net gain on sale of assets and other, net.

Estimated Financial Information
The unaudited estimates of NAME financial information above are the opinion of management and represent estimates based on the most current information available. While we believe these estimates are reasonable, we have not fully completed our review of all of the factors that may affect the Direct Profit and Adjusted EBITDA of NAME. As a result, the actual Direct Profit and Adjusted EBITDA of NAME may differ materially from these estimates following the completion of our financial review procedures. As a result of the foregoing considerations and limitations, investors are cautioned not to place undue reliance on this estimated financial information.

Non-GAAP Financial Measures and Definitions
We believe that our financial statements and the other financial data included herein have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States, or GAAP, and are consistent with current practice with the exception of the presentation of certain non-GAAP financial measures, including Direct Profit and Adjusted EBITDA (each as defined below).

We define Direct Profit as net (loss) income before the deduction of income taxes, other expense (net), interest expense, net loss on debt extinguishment, transaction costs, corporate expenses, net loss (gain) on sale of assets, net (gain) loss on foreign currency exchange and depreciation and amortization. Adjusted EBITDA is defined as Direct Profit less corporate expenses (excluding stock-based compensation). Direct Profit and Adjusted EBITDA do not represent, and should not be considered as alternatives to, net (loss) income or cash flows from operations, as determined under U.S. generally accepted accounting principles, or GAAP.

We use Direct Profit and Adjusted EBITDA to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we rely upon Direct Profit to analyze the performance of our segments, as it reflects all revenue and expenses directly attributable to our segments’ operations, including all corporate overhead expenses that are directly attributed to a segment and necessary to support its revenue, without regard to corporate overhead that is not directly attributable to a segment’s operations (such as expenses related to HR, finance, and accounting functions and expenses incurred in connection with an initial public offering). As a result, by removing these expenses, management can better analyze the factors that are, in fact, directly affecting the profitability of its core business segments at and within the segments. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our Board of Directors may consider Direct Profit and Adjusted EBITDA when determining discretionary bonuses.